Exhibit 99.1

Rosetta Stone Appoints Helena Wong to Lead International Operations

Seasoned Executive to Spearhead Continued International Expansion

Arlington, VA (January 27, 2011) — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, announced today the appointment of Helena Wong as President, International effective January 25, 2011.  Reporting directly to Tom Adams, the chief executive officer of Rosetta Stone, Wong will be responsible for all of Rosetta Stone’s commercial efforts outside the United States.  Rosetta Stone currently has offices in Germany, Japan, South Korea and the United Kingdom, and plans to expand into additional geographic markets over time.

“We’re delighted to welcome Helena to Rosetta Stone,” said Tom Adams, CEO of Rosetta Stone.  “She has a strong track record for leading international growth with innovative marketing and branding strategies.  Given a global market for language learning of over $80 billion, we are focused on driving the company’s global growth.  Helena’s energy, experience and creativity make her a great fit for our team.”

Helena was most recently the Global President of Oregon Scientific.  She has extensive international experience with a successful track record of growing revenues through new products and global expansion at Oregon Scientific, Esselte, Western Union, Pepsi and Procter & Gamble.  She is fluent in Chinese, Portuguese, Spanish and English.

“Rosetta Stone offers the best solution for learning languages, with a huge market opportunity,” Wong said.  “The team has had impressive success in the United States and its existing international offices, and I look forward to building on that business.  We will be rolling out Version 4 TOTALe® internationally in 2011, and I anticipate that global consumers will be excited to have the opportunity to sign up for online coaching with native speakers and engage in online gaming with other learners.  Given the enormous interest in language learning from both individuals and institutions in Asia/Pacific, Europe and South America, I’m confident in this team’s ability to create value for our stakeholders.”

Rosetta Stone® Version 4 TOTALe®, available now in the United States and scheduled for roll-out internationally through 2011, is the innovative language-learning solution that pairs trusted Rosetta Stone software with an entirely new online experience. This allows people to ‘awaken’ their natural ability to learn a new language. Version 4 TOTALe works through effective software and online activities that encourage customers to interact safely with native speakers and other learners, at their own level, to use their newly acquired skills.

About Rosetta Stone

Rosetta Stone Inc. is changing the way the world learns languages. Rosetta Stone provides interactive solutions that are acclaimed for the power to unlock the natural language-learning ability in everyone. Available in more than 30 languages, Rosetta Stone language-learning solutions are used by schools, organizations and millions of individuals in over 150 countries throughout the world. The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age. The company is based in Arlington, Va. For more information, visit RosettaStone.com.

Rosetta Stone and TOTALe are registered trademarks of Rosetta Stone Ltd.

Media Contact:

Reilly Brennan

rbrennan@RosettaStone.com

(703) 387-5863

Investor Contact:

Investor Relations

ir@RosettaStone.com

(703) 522-9970